Consent of Independent
                          Certified Public Accountants


The Board of Directors
Profile Technologies, Inc.:

We consent to incorporation by reference in the registration statement (No. 333-53575) on Form S-3 of Profile Technologies, Inc. of our report dated August 18, 1998, relating to the balance sheet of Profile Technologies, Inc. as of June 30, 1998, and the related statements of operations, stockholders' equity, and cash flows for each of the years in the two-year period ended June 30, 1998 and for the period from July 1, 1988 (inception) through June 30, 1998, which report appears in the June 30, 1998, annual report on Form 10-KSB of Profile Technologies, Inc.






Seattle, Washington
September 18, 1998